As filed with the Securities and Exchange Commission on March 3, 2023
    REGISTRATION NO. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under the
SECURITIES ACT OF 1933

DERMTECH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-2870849
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

11099 N. Torrey Pines Road, Suite 100
La Jolla, CA 92037
(Address, Including Zip Code, of Principal Executive Offices)

DermTech, Inc. 2020 Equity Incentive Plan
DermTech, Inc. 2020 Employee Stock Purchase Plan
(Full Title of the Plan)
Kevin Sun
Chief Financial Officer
DermTech, Inc.
11099 N. Torrey Pines Road, Suite 100
La Jolla, CA 92037
(858) 450-4222
(Name, Address and Telephone Number, Including
Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Registration Statement registers (i) an aggregate of 1,060,409 shares of common stock, par value $0.0001 per share (“Common Stock”) of DermTech, Inc. (the “Registrant”) reserved for issuance under the DermTech, Inc. 2020 Equity Incentive Plan (the “Awards Plan”), representing an increase in the number of shares reserved under the Awards Plan effective January 1, 2023 by operation of the Awards Plan’s “evergreen” provision, and (ii) an aggregate of 300,000 additional shares of Common Stock reserved under the DermTech, Inc. 2020 Employee Stock Purchase Plan (the “Purchase Plan”), representing an increase in the number of shares reserved under the Purchase Plan effective January 1, 2023 by operation of the Purchase Plan’s “evergreen” provision. Solely with respect to the Common Stock reserved for issuance under the Awards Plan and under the Purchase Plan, this Registration Statement registers additional securities of the same class as other securities for which registration statements filed on Form S-8 of the Registrant relating to an employee benefit plan is effective (File Nos. 333-263484, 333-239232, and 333-256464). The information contained in the Registrant’s registration statements on Form S‑8 (File Nos. 333-263484, 333‑239232, and 333-256464) is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
•our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 2, 2023;

•our Current Report on Form 8-K filed with the SEC on March 2, 2023 (except for the information furnished under Items 2.02 or 7.01 and the exhibits thereto); and

•the description of our common stock contained in Exhibit 4.12 of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 2, 2023, and any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents filed by the Registrant with the Commission after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such reports and documents, or the Incorporated Documents.

Any statement contained herein or in any Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
None.

Item 6. Indemnification of Directors and Officers.
Registrant’s existing certificate of incorporation, as amended to date, or the Amended and Restated Certificate of Incorporation, provides that the Registrant shall indemnify its directors and officers, provided that they have acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.
This indemnity shall not extend to a suit by or in the right of the Registrant in which any director or officer has been adjudged to be liable to the Registrant, unless and to the extent that the court making such adjudication determines that the director or officer in question is fairly and reasonably entitled to indemnity for expenses that the court deems proper.
The Registrant shall not indemnify any director or officer in respect of a proceeding initiated by such director or officer unless such proceeding was authorized by the Registrant’s board of directors.
Any indemnification of its directors or officers by the Registrant is conditioned on the director or officer in question notifying the Registrant in writing as soon as possible of any proceeding for which indemnity will or could be sought, unless the Registrant has confirmed to the director or officer that it is aware of such proceeding. The Registrant may elect to participate in or assume the defense of any such proceeding at its own expense. The

Registrant shall not be required to indemnify for any amounts paid in settlement without its written consent, which consent will not be unreasonably withheld.
Any indemnified director or officer will have the right to advancement of expenses upon the Registrant’s receipt of written notice therefor and an undertaking by or on behalf of any such director or officer to repay all amounts advanced if it shall ultimately be judicially determined that such person is not entitled to be indemnified.
The Registrant shall not indemnify any director or officer to the extent such director or officer is reimbursed from the proceeds of insurance. In the event the Registrant makes any indemnification payments and the director or officer in question is subsequently reimbursed from the proceeds of insurance, such director or officer shall promptly refund the Registrant to the extent of such insurance reimbursement.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following exhibits are filed as a part of or incorporated by reference into this Registration Statement:

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended		10-Q	11/10/2020	001-38118

4.2	Bylaws of the Registrant		10-K	3/11/2020	001-38118

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the securities being registered	X

23.1	Consent of KPMG LLP	X

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)	X

24.1	Powers of Attorney (included on signature page to this Registration Statement)	X

107	Filing Fee Table	X

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California on March 3, 2023.
DERMTECH, INC.
By: /s/ Kevin Sun
    Name: Kevin Sun
    Title: Chief Financial Officer
Each person whose signature appears below constitutes and appoints John Dobak, M.D. and Kevin Sun, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of DermTech, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Dobak
John Dobak, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	March 3, 2023

/s/ Kevin Sun	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 3, 2023
Kevin Sun

/s/ Cynthia Collins
Cynthia Collins	Director	March 3, 2023

/s/ Monica Tellado
Monica Tellado	Director	March 3, 2023

/s/ Nathalie Gerschtein Keraudy
Nathalie Gerschtein Keraudy	Director	March 3, 2023

/s/ Matthew Posard
Matthew Posard	Director	March 3, 2023

/s/ Herm Rosenman
Herm Rosenman	Director	March 3, 2023

/s/ Mark Capone
Mark Capone	Director	March 3, 2023

/s/ Kirk Malloy
Kirk Malloy	Director	March 3, 2023